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                                                                    EXHIBIT 8.2

                         [SWIDLER & BERLIN, CHARTERED]




                               September 11, 1997



Telco Communications Group, Inc.
4219 Lafayette Center Drive
Chantilly, Virginia 20151

Ladies and Gentlemen:

         We have acted as counsel to Telco Communications Group, Inc. ("Telco"), a Virginia corporation, in connection with the proposed merger (the "Merger") of T-Sub, Inc. ("T-Sub"), a Virginia corporation and a direct wholly owned subsidiary of New RES, Inc. ("Holdings"), a Delaware corporation, with and into Telco.

         You have asked for our opinion with respect to certain United States federal income tax consequences of the Merger. In connection with this opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in (i) the Agreement and Plan of Merger dated as of June 5, 1997 by and among Holdings, E-Sub, Inc. ("E-Sub"), a Delaware corporation and a direct wholly owned subsidiary of Holdings, EXCEL Communications Inc. ("EXCEL"), a Delaware corporation, Telco, and T-Sub (the "Merger Agreement"); (ii) the Joint Proxy Statement/Prospectus prepared in connection with the Merger (the "Joint Proxy Statement/Prospectus") and included in the Registration Statement on Form S-4, as filed by Holdings with the Securities and Exchange Commission on September 11, 1997 (the "Registration Statement"); (iii) representation certificates provided by Telco, EXCEL, Holdings, E-Sub, T-Sub and shareholders of Telco and EXCEL; and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed that the Merger will be consummated in the manner described in the Joint Proxy Statement/Prospectus and in accordance with the provisions of the Merger Agreement.

         Our opinion is conditioned upon the accuracy and completeness of such facts, information, covenants and representations contained in (i) the Merger Agreement, Joint Proxy Statement/Prospectus, and the Registration Statement,
(ii) the Holdings certificate containing the representations of E-Sub and Holdings delivered to us by Holdings and dated the date hereof, (iii) the EXCEL certificate containing the representations of EXCEL delivered to us by EXCEL and dated the date hereof, (iv) the Holdings certificate containing the representations of Holdings and T-Sub delivered to us by Holdings and dated the date hereof, (v) the Telco certificate containing the representations of Telco delivered to us by Telco and dated the date hereof, and (vi) the certificates delivered to us by certain shareholders of EXCEL and Telco
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Telco Communications Group, Inc.
September 11, 1997
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containing the representations of such shareholders and dated the date hereof.
Unless otherwise noted, defined terms included herein have the meanings specified in the Joint Proxy Statement/Prospectus.

         Our opinion does not address all aspects of federal income taxation that may be important to particular taxpayers in light of their personal investment circumstances or to taxpayers subject to special treatment under the federal income tax laws (including dealers in securities, mutual funds, life insurance companies, foreign persons, tax-exempt organizations, and holders who acquired their Telco Shares pursuant to the exercise of employee stock options or otherwise as compensation) and does not address any aspect of state, local or foreign taxation.

         In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, (the "Code"), Treasury regulations promulgated thereunder, relevant judicial authorities, rulings of the United States Internal Revenue Service, and such other authorities as we deemed relevant. Such Code, Regulations, judicial decisions, rulings and other authorities are subject to change at any time and with retroactive effect. A change in any of the authorities upon which our opinion is based could affect our conclusions.

         Based upon and subject to the foregoing, as of the date hereof, it is our opinion that:

         1. No gain or loss will be recognized for federal income tax purposes by Holdings, Telco, or T-Sub as a result of the formation of Holdings and T-Sub and the Merger of T-Sub with and into Telco; and

         2. No gain or loss will be recognized for federal income tax purposes by the shareholders of Telco upon their exchange of Telco Common Stock for the Telco Merger Consideration pursuant to the Merger, except:

                 (a) gain, if any, will be recognized to the extent of the Cash Consideration received, and

                 (b) gain or loss will be recognized with respect to cash received in lieu of a fractional share interest in Holdings Common Stock.

         We express no opinion concerning any tax consequences of the Merger, other than those specifically set forth herein. We hereby consent to the filing of this opinion as an exhibit to the Registration Statements to be filed with the Securities and Exchange Commission by you on Form S-4 in connection with the Merger, and the reference to this opinion under the caption "Certain United States Federal Income Tax Consequences." In giving this consent we do not admit that we come within the category of persons whose consent is required under Section 7 of
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Telco Communications Group, Inc.
September 11, 1997
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the Securities Act of 1933, as amended, or the rules and regulations of the
Securities and Exchange Commission thereunder.

         This opinion is rendered as of the date hereof based on the law and facts in existence on the date hereof, and we do not undertake, and hereby disclaim, any obligation to advise you of any changes in law or fact which may be brought to our attention at a later date.

         We are furnishing this opinion to you solely in connection with the Merger, and it is not to be relied upon, used, circulated, quoted, or otherwise referred to for any other purpose or by any other party without our consent, except as specifically set forth herein.

                                           Very Truly Yours,

                                           /s/ SWIDLER & BERLIN, CHARTERED